Summary of Code of Conduct and Ethics
November 2015

Silvercrest is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of business conduct, and to full and accurate disclosure in compliance with applicable law. Its Code of Conduct and Ethics sets forth general standards and specific policies to guide Associated Persons in the performance of their duties.

GENERAL BUSINESS CONDUCT

Applicable Laws and General Standards of Conduct

The Firm, its employees and activities are heavily regulated by a variety of state, federal and foreign government agencies.  As a result, the Firm holds Associated Persons to high standards of professional conduct; it expects them to act in good faith, use good judgment and exhibit professionalism, fair dealing and truthfulness in your activities.  In addition, Associated Persons must comply with the following:

•	all applicable laws, rules and regulations, including without limitation foreign, federal and state securities laws and rules;
•	all Firm policies and procedures contained in any Compliance Policy Memorandum, including any supplemental communication thereto;
•	this Code of Conduct and Ethics;
•	the Firm’s Employee Manual;
•	the Firm’s internal control procedures; and
•	the Firm’s Business Continuity Plan.

The Firm also expects that Associated Persons will be candid and cooperative when dealing with internal and external accountants, auditors, attorneys and compliance personnel and other service providers to the Firm.   An Associated Person’s failure to cooperate will be viewed as a violation of Firm policy and may subject him or her to disciplinary action.

Employment at Silvercrest is conditioned upon completion of a questionnaire to verify information necessary to ensure compliance with applicable law.  Employees are provided a copy of the Firm’s Manuals and are required to execute a certification by which they agree to read, be familiar, and comply with the policies and procedures set forth therein.  On an annual basis, employees and Associated Persons who are employees are required to certify that they complied with and acknowledge their obligation to continue to comply with the policies and procedures set forth in the Firm’s Manuals.

In certain circumstances, independent contractors of the firm may be contractually obligated to comply with the firm’s policies and procedures, including this Code of Ethics.

CONFLICTS OF INTEREST

Associated Persons owe an obligation of loyalty to the Firm and the Firm’s clients. They are extremely careful to avoid conflicts of interest as well as the appearance of conflicts of interest.  A conflict of interest exists when an Associated Person’s personal interests, financial or otherwise, are inconsistent with the interests of the Firm or its clients.  A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Firm or its clients and irrespective of the Associated Person’s motivations.  The obligation to conduct the Firm’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships.  Therefore, before making any investment, accepting any position or benefits, participating in, recommending or effecting (hereinafter referred to as “engaging in”) any transaction or business arrangement or otherwise acting in a manner that creates a conflict of interest or the appearance of a conflict of interest, each Associated Person must make full disclosure of all facts and circumstances of such transaction to, and receive prior approval from the Compliance Officer.

INSIDE AND PROPRIETARY INFORMATION

No Associated Person shall engage in transactions in a security while in possession of material, nonpublic information regarding such security, (so-called “insider trading”). This includes information that is Advisory Information. No Associated Person shall communicate material, nonpublic information to any person who might use such information to Purchase or Sell securities (so-called “tipping”).

As a financial institution offering a wide range of services, Silvercrest and its affiliates will possess Advisory Information and may at times possess "material, nonpublic" information. Much of that information is received from clients or publicly traded companies and may constitute "inside" information for purposes of federal securities laws. Advisor Information is "proprietary" to Silvercrest. Inside and proprietary information should be kept confidential by Associated Persons and used solely for the valid business purposes of Silvercrest and its clients.

The firm has adopted a comprehensive policy and procedure regarding proprietary and inside information.

SECURITIES TRADING BY ASSOCIATED PERSONS

While affirming its confidence in the integrity and good faith of all of its Associated Persons, Silvercrest recognizes that the knowledge of present or future portfolio transactions which may be possessed by certain of its Associated Persons and the power to influence portfolio transactions made by or for any account to which Silvercrest provides investment advice could place such individuals, if they engage in personal transactions in securities which are eligible for investment by a client, in a position where their personal interest may conflict or appear to conflict with that of the client.  As such, the Firm has adopted procedures concerning the pre-clearance of transactions and the reporting requirements with respect to personal securities transactions and holdings by Associated Persons and their families.

MONITORING COMPLIANCE WITH CONFLICTS OF INTEREST

The Compliance Officer or his or her designee shall review duplicate confirmations and periodic account statements for Related Accounts.  This review is designed to: (i) ensure the propriety of the Associated Persons trading activity (including whether pre-approval was obtained as required by above); (ii) avoid possible conflict situations; and (iii) identify trades that may violate the prohibitions regarding insider trading and manipulative and deceptive devices contained in the federal and state securities laws and Securities and Exchange Commission rules and regulations.  The Compliance Officer or his or her designee shall evidence his or her review of duplicate confirmations and periodic account statements and retain a record of that evidence.

The Compliance Officer or his or her designee shall inquire into and investigate for possible conflict situations.  In conducting inquiries and investigations, the Compliance Officer or his or her designee shall consider reasonable criteria, including consideration of the timing or unusual nature of transactions (such as whether the Associated Person traded on a short-term basis or in a size or dollar amount larger than his or her normal trading pattern).

Each year, the Chief Compliance Officer shall initiate an annual review of Silvercrest’s compliance policies and procedures.  This shall review shall initially reassess of the risks to the firm, the policies intended to address those risks, and the tests to ensure compliance with those policies.  During the Annual Review, the Compliance Officer will review each policy and procedure of the firm and update the same to ensure compliance with applicable law.  The Compliance Officer shall be responsible for the oversight and completion of any such follow-up activity resulting from the annual review.

The Compliance Officer or his or her designee shall maintain a compliance calendar scheduling key compliance activities to be undertaken throughout the year.  The compliance activities shall be assigned and monitored by the Compliance Officer or his or her designee, and their completion noted in the calendar throughout the year.  The calendar may be altered and adapted by the Compliance Officer or his or her designee during the year to address changes in the compliance environment.

Associated Persons are encouraged to contact the Compliance Officer with any questions regarding the Firm’s Code of Conduct and Ethics.